                                                                    Exhibit 11.1


                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                                            YEAR ENDED
                                                                                         DECEMBER 31, 1996
                                                                                         -----------------
Computation for statement of earnings:
     Net loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ (3,756,453)
                                                                                           ============

Computation for weighted average common
   shares outstanding:
     Weighted average common shares outstanding   . . . . . . . . . . . . . . . . . .        93,691,842
     Incremental common shares applicable to common stock options
       and warrant based on the estimated fair value of the stock   . . . . . . . . .         1,016,130
     Common stock options and warrant excluded based on
       antidilutive effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (1,016,130)

     Weighted average common shares   . . . . . . . . . . . . . . . . . . . . . . . .        93,691,842
                                                                                           ============

Primary and fully diluted loss per common share . . . . . . . . . . . . . . . . . . .      $      (0.04)
                                                                                           ============